Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 October 6, 2014

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our October brokerage and advisory offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our October offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Brokerage

6 Year SPX Digital-Plus Barrier Notes
If the Final Level of the Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the greater of the Fixed Payment Percentage that is expected to be between [43%-48%]* and the percentage change from the Initial Level to the Final Level. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will be the principal amount of the securities held.
CUSIP	Underlyings(s)	Knock-In Level*	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22547QU46	S&P 500® Index	Approximately 70% of Initial Level, European Knock-In	[43-48]%	1.40%	Download	10/24/14	10/31/14	11/2/20

6 Year Dow Jones Industrial AverageSM Absolute Return Barrier Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be between [125%-130%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held multiplied by the sum of one plus the absolute value of the performance of the Underlying.
CUSIP	Underlyings(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22547QU38	Dow Jones Industrial AverageSM	Approximately 70% of Initial Level; European Knock-In	[125-130]%	1.40%	Download	10/24/14	10/31/14	11/2/20

3 Year SX5E EFA Absolute Return Barrier Securities
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [115%-120%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying.
CUSIP	Underlyings(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22547QTU0	Lowest Performing of: EURO STOXX 50® Index and iShares® MSCI EAFE® ETF	Approximately 75% of Initial Level; European Knock-In	[115-120]%	2.80%	Download	10/28/14	10/31/14	11/2/17

4 Year SX5E Buffered Accelerated Return Equity Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be between [125% - 130%]*. If the Final Level is less than the Initial Level by more than the Buffer Amount, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus (i) the performance of the Underlying and (ii) the Buffer Amount. Therefore, the investor can lose up to 85% of the principal amount of the securities held. If the Final Level is less than the Initial Level by not more than the Buffer Amount, the Redemption Amount at maturity will equal the principal amount of the securities held.
CUSIP	Underlyings(s)	Buffer Amount	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22547QTV8	EURO STOXX 50® Index	15%	[125-130]%	1.90%	Download	10/28/14	10/31/14	10/30/18

4 Year SPX RTY Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [135%-140%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlyings(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22547QTW6	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[135-140]%	2.40%	Download	10/28/14	10/31/14	10/30/18

5 Year SPX RTY Absolute Return Barrier Securities
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [102.50%-107.50%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying.
CUSIP	Underlyings(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22547QTR7	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 60% of Initial Level; European Knock-In	[102.50-107.50]%	2.00%	Download	10/28/14	10/31/14	10/31/19

3.5 Year RTY Buffered Accelerated Return Equity Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a fixed payment at maturity expected to be between [21%-25%]*. If the Final Level is less than the Initial Level by more than the Buffer Amount of 20%*, the Redemption Amount at maturity will equal the principal amount of securities held multiplied by the sum of one plus (i) the performance of the Underlying and (ii) the Buffer Amount. Therefore, investor can lose up to 80% of the principal amount of securities held. If the Final Level is less than the Initial Level by not more than the Buffer Amount, the Redemption Amount at maturity will equal the principal amount of securities held.
CUSIP	Underlyings(s)	Buffer Amount*	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22547QTL0	Russell 2000 Index®	20%	[21-25]%	1.40%	Download	10/29/14	10/31/14	4/30/18

Advisory

4 Year SPX RTY Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [160%-165%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlyings(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22547QU53	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[160-165]%	0.00%	Download	10/31/14	11/5/14	11/5/18

4 Year SX5E EFA Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times an Upside Participation Rate expected to be between [150%-160%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held.
CUSIP	Underlyings(s)	Knock-In Level*	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Trade Date	Settlement Date	Maturity Date
22547QU20	Lowest Performing of: iShares® MSCI EAFE® ETF and EURO STOXX 50® Index	Approximately 50% of Initial Level; European Knock-In	[150-160]%	0.00%	Download	10/31/14	11/5/14	11/5/18

Contact Info
Toll Free Group Number: Group Email Address:	1-877-927-7335 list.isg-nyc@credit-suisse.com
Credit Suisse Contact Information
Elaine Sam elaine.sam@credit-suisse.com 212 325 5072	James Bass james.bass@credit-suisse.com 212 538 4488
Steve Papadam steve.papadam@credit-suisse.com 212 325 1418	Dolapo Lawal dolapo.lawal@credit-suisse.com 212 538 6357
William Rothermel william.rothermel@credit-suisse.com 212 538 0273

* The actual coupon rate, participation rate, knock-in level, buffer amount, coupon barrier level, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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